Exhibit 99.1

Global Aircraft Solutions, Inc. Hires Chief Financial Officer

TUCSON, Ariz. – May 3, 2006 – Global Aircraft Solutions, Inc. (OTCBB: GACF) is pleased to announce that Govindarajan “Raj” Sankar has accepted the position of Chief Financial Officer of Global Aircraft Solutions, Inc. effective June 1, 2006. Mr. Sankar will be assuming the CFO position previously held by Ian Herman, who will continue as the Company’s Chairman and CEO. Mr. Sankar brings fifteen years of aviation related experience to the job, including approximately seven years as an accounting manager and controller at a USAir Group Subsidiary (1989 to 1995), and approximately eight years as Director of Airline Finance and Director/VP of Finance at DHL Airways (1995 to 2003).

Raj Sankar gained public accounting experience at Deloitte and Touché (1980 to 1984), and his educational background includes a BS in Accounting from Madras University (1980), a CPA from the Institute of Chartered Accountants of India (1984), an MS in Finance and Tax from Madras University (1985), a CMA from the Institute of Cost and Works Accountants of India (1985), and an MBA from Wright State University (1989).

GACF and HAT Chairman and CEO Ian Herman commented, “With the growth we have experienced in Hamilton Aerospace Technologies, World Jet, and our aircraft trading activities, including our new joint venture, JetGlobal, it had become imperative that we add a highly qualified CFO with a strong aviation background to our management team. After an extensive search, we are happy we have found such an individual in Raj Sankar. Raj not only has the background and experience we were looking for, but also a great deal of professional integrity. His skills and qualities will be of immediate benefit to our shareholders as our business continues to profitably expand. I believe that Raj will fit in very well with our existing management team, and I am personally looking forward to working with him.”

Global’s new CFO Govindarajan Sankar stated, “I have always enjoyed working in the aerospace industry. However, after fifteen years in large corporations, I decided that I wanted to work in a smaller company where I could make a big difference in taking it to the next level. For that reason, I am very excited by the opportunity to join the team at Global Aircraft Solutions, a company that, in my opinion, has virtually unlimited potential. I look forward to working with Ian Herman, John Sawyer and the rest of the Global management group to realize the full potential of our business model and to build Global Aircraft Solutions into a major industry player.”

About Global Aircraft Solutions -

Global Aircraft Solutions trades in commercial jet aircraft and provides parts support and maintenance, repair and overhaul (MRO) services for commercial aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 35 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include AerCap, BCI Aircraft Leasing, Q Aviation, Falcon Air Express, Jetran International, Goodrich Corporation, AAR, National Jet Systems, Pemco, San Antonio Aerospace, Pegasus Aviation, Shaheen Airlines, Iraqi Airways, and Aero California. Global’s website is located at www.globalaircraftsolutions.com. The Hamilton Aerospace website is located at www.hamaerotech.com.

Except for the historical information presented, the above statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions’ services, and competitive pricing pressures. In addition, other risks are detailed in Global’s Form 10-KSB filed on April 4, 2005. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.

Contact:

Global Aircraft Solutions
Ian Herman, (520) 275-6059
iherman@hamaerotech.com

              Or

Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net